Exhibit h.(v).a

THIRD AMENDMENT TO THE

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

LATTICE STRATEGIES TRUST,

HARTFORD FUNDS EXCHANGE-TRADED TRUST,

EACH ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B

AND

STATE STREET BANK AND TRUST COMPANY

This Third Amendment (this “Amendment”) dated as of September 8, 2017 is between LATTICE STRATEGIES TRUST, HARTFORD FUNDS EXCHANGE-TRADED TRUST, each a registered management investment company, organized and existing under the laws of California (each a “Trust,” collectively, the “Trusts”), acting on behalf of each of its funds as listed on Schedule B (each a “Fund,” and collectively, the “Funds”), severally and not jointly, and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement, dated January 26, 2015, as amended (in effect immediately prior to the date of this Amendment, the “Agreement”), between Lattice Strategies Trust and State Street.

This Amendment shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each Fund as it may be amended by the parties, and no Fund shall be responsible or liable for any of the obligations of any other Fund under the Agreement or otherwise, notwithstanding anything to the contrary contained therein or herein.

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth below.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.     Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.     Joinder of Hartford Funds Exchange-Traded Trust.

(i) Hartford Funds Exchange-Traded Trust, for itself and on behalf of each of its Funds, hereby acknowledges and agrees that, effective as of March 20, 2017, it (i) is a party to the Agreement (as amended from time to time, including hereby), (ii) makes all representations and warranties made by Lattice Strategies Trust, on behalf of itself and each of its Funds, in the Agreement, (iii) is fully bound by, and subject to, all of the covenants, terms and conditions thereof, and (iv) is deemed a “Trust” thereunder for all purposes.

(ii) Lattice Strategies Trust, for itself and on behalf of each of its Funds, hereby acknowledges and agrees, effective as of March 20, 2017, to the addition of Hartford Funds Exchange-Traded Trust, on behalf of itself and its Funds, as a “Trust” thereunder for all purposes.

3.     Amendment. Schedule B to the Agreement is hereby amended by deleting it in its entirety and replacing with the revised Schedule B attached to this Amendment.

4.     Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it.

5.     Governing Law; Miscellaneous. This Amendment shall be governed and construed in accordance with the governing law of the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

6.     Effective Date: This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Third Amendment.

LATTICE STRATEGIES TRUST,
on behalf of each of its funds as listed on Schedule B,
severally and not jointly

By:	/s/ Albert Y. Lee
Name: Albert Y. Lee
Title: Treasurer

Hartford Funds Exchange-Traded Trust
on behalf of each of its funds as listed on Schedule B,
severally and not jointly

By:	/s/ Albert Y. Lee
Name: Albert Y. Lee
Title: Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Francesco Squillacioti
Name: Francesco Squillacioti
Title: Senior Managing Director

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 26th day of January 2015 between LATTICE STRATEGIES TRUST, HARTFORD FUNDS EXCHANGE-TRADED TRUST, EACH ON BEHALF OF EACH OF ITS FUNDS AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY, and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any State Street Affiliate (collectively, “State Street”).

LATTICE STRATEGIES TRUST

Fund Name	Taxpayer Identification Number	Tax Year-End
Hartford Multifactor Emerging Markets ETF (f/k/a Lattice Developed Markets (ex-US) Strategy ETF)	47-2165704	30-Sep
Hartford Multifactor Global Small Cap ETF (f/k/a Lattice Emerging Markets Strategy ETF)	47-2170470	30-Sep
Hartford Multifactor REIT ETF (f/k/a Lattice US Equity Strategy ETF)	47-2182282	30-Sep
Hartford Multifactor US Equity ETF (f/k/a Lattice Global Small Cap Strategy ETF)	47-2483547	30-Sep
Hartford Multifactor Low Volatility US Equity ETF	81-5042468	30-Sep
Hartford Multifactor Low Volatility International Equity ETF	81-5042847	30-Sep
Hartford Multifactor REIT ETF	47-3112258	30-Sep

HARTFORD FUNDS EXCHANGE-TRADED TRUST

Fund Name	Taxpayer Identification Number	Tax Year-End
Hartford Corporate Bond ETF	81-4774217	31-Jul
Hartford Quality Bond ETF	81-4673209	31-Jul
Hartford Municipal Opportunities ETF	82-1911110	31-Jul
Hartford Schroders Tax-Aware Bond ETF	82-1959543	31-Jul
Hartford Total Return Bond ETF	82-1059347	31-Jul